Exhibit 11.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Offering Circular of our report dated August 15, 2019 relating to the financial statements of Novopelle Diamond LLC, appearing in the Offering Circular, which is a part of a Registration Statement on amended Form 1-A POS No. 3, and to the reference to us under the heading “Experts” in such Offering Circular.

/s/ M&K CPAS, PLLC
www.mkacpas.com
Houston, Texas

January 21, 2020